Exhibit 99.1

SharpSpring Adds Record Number of New Customers in Q4 2015

Quarterly New Customer Additions Up 10% Sequentially and 100% Year-Over-Year

GAINESVILLE, Fla., Jan. 18, 2016 (GLOBE NEWSWIRE) — SharpSpring, Inc. (SHSP), a global provider of cloud-based marketing technologies, added a record 206 new customers during the fourth quarter of 2015. The number was up 10% from the prior quarter and 100% over the same year-ago period. Annualized recurring revenue from the new customer additions totaled a record $1.4 million.

“These record number reveals the strengthening demand for SharpSpring’s marketing automation solutions and the superior results they provide our customers,” noted company CEO, Rick Carlson. “In fact, Q4 marks the eighth consecutive record quarter of new customer additions since our launch. The numbers also demonstrate the effectiveness of our sales team to win business from the industry’s largest players and provide a solution that is the right fit for marketing agencies worldwide.

“We will build on this momentum in 2016, leveraging our industry-leading and disruptive pricing model to capitalize on the fast-growing, multi-billion dollar marketing automation space.”

SharpSpring plans to report its full financial results for the fourth quarter of 2015 in mid-February.

About SharpSpring, Inc.

SharpSpring, Inc. (SHSP) is a rapidly growing, global provider of cloud-based marketing and email software solutions, ranging from marketing automation to scalable transactional email, email marketing, and mobile marketing services. The company’s product lines, which include SharpSpring, SMTP and GraphicMail, are known for their innovation, flexible architecture, ease of use, and cost-effectiveness — all backed by high-quality, multilingual customer support. Learn more at www.sharpspring.com, www.smtp.com, and www.graphicmail.com. (SharpSpring, Inc. was formerly known as SMTP, Inc., and traded under the symbol NASDAQ: SMTP.)

Contact:

Company Contact:
Edward Lawton
Chief Financial Officer
617-500-0122
ir@smtp.com

Investor Relations:
Liolios Group, Inc.
Matt Glover or Najim Mostamand
949-574-3860
SHSP@liolios.com